Exhibit 3.1

AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
CAPITAL PARK HOLDINGS CORP.

Capital Park Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The Board of Directors of the Corporation, via a written consent effective as of December 18, 2019 in lieu of a meeting duly convened and held, adopted resolutions proposing and declaring it advisable and in the best interests of the Corporation that the Certificate of Incorporation of the Corporation be amended as follows:

a.	Article 1 of the Certificate of Incorporation (the “Certificate”) is amended and restated in its entirety as set forth herein: “The name of this Corporation is Bridgeway National Corp. This Corporation is organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).”

b.	Article 4 of the Certificate is amended and restated in its entirety as set forth herein:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares, consisting of: (i) one hundred and eighty-seven million five hundred thousand (187,500,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), of which one hundred and sixty eight million seven hundred and fifty thousand (187,500,000) shares are designated “Class A Common Stock” (“Class A Common Stock”) and of which eighteen million seven hundred and fifty thousand (18,750,000) shares are designated “Class B Common Stock” (“Class B Common Stock”); and (ii) sixty-two million five hundred thousand (62,500,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which one thousand (1,000) shares are designated “Series A Preferred Stock” and of which ninety-six thousand four hundred and one hundred twenty-five thousand and one hundred eighty-one (125,181) shares are designated “Series B Preferred Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Section 1. Class A Common Stock and Class B Common Stock

(a)	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

(b)	Voting Rights.

(i)	Except as otherwise required by law, no holder of Common Stock, as such, shall be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation (including any certificate of designation)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(ii)	Except as otherwise required by law or the Certificate of Incorporation, each holder of Class A Common Stock, as such, is entitled at all meetings of stockholders (and written actions in lieu of meetings) to one (1) vote for each share of Class A Common Stock held by such holder.

(iii)	Except as otherwise required by law or the Certificate of Incorporation, each holder of Class B Common Stock, as such, is entitled on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), to cast the number of votes equal to the product of (a) the number of whole shares of Class A Common Stock into which the shares of Class B Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, multiplied by (b) ten (10). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Class B Common Stock shall vote together with the holders of Class A Common Stock and Preferred Stock as a single class.

(c)	Dividends.

(i)	The holders of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, and as otherwise provided in the Certificate of Incorporation, out of funds legally available therefor, dividends.

(ii)	The holders of Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, and as otherwise provided in the Certificate of Incorporation, out of funds legally available therefor, dividends. If the Corporation shall declare, pay or set apart for payment any dividend or other distribution on any Class A Common Stock or make any distributions in respect of any Class A Common Stock, it shall simultaneously declare, pay and/or set apart for payment or distribution for each share of Class B Common Stock a dividend and/or distribution in an amount equal to the amount the holder of such share would be entitled to receive if it had been converted into a share of Class A Common Stock and been outstanding on the record date for such dividend or distribution.

(d)	Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Class A Common Stock, Class B Common Stock and Preferred Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Class A Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

(e)	Optional Conversion. The holders of the Class B Common Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)	Right to Convert.

(1)	Conversion Ratio. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of Class A Common Stock.

(2)	Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class B Common Stock.

(3)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

a)	a merger or consolidation in which

i)	the Corporation is a constituent party or

ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 1(e)(i)(3), all shares of Common Stock issuable (x) upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Convertible Securities (as defined below) or Common Stock (collectively, “Options”) outstanding immediately prior to such merger or consolidation or (y) upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

b)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)	Mechanics of Conversion.

(1)	Notice of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate so elected to be converted in such notice shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Class B Common Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate that were not converted into Class A Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Class B Common Stock converted.

(2)	Reservation of Shares. The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(3)	Effect of Conversion. All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(4)	Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to this Section 1(e). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iii)	Notice of Record Date. In the event:

(1)	the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class B Common Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2)	of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(3)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class B Common Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class B Common Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Common Stock and the Class B Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(f)	Mandatory Conversion.

(i)	Trigger Events. In the event a holder of Class B Common Stock sells, assigns, gives, pledges, hypothecates, encumbers or otherwise transfers (each, a “Transfer”) any or all of its shares of Class B Common Stock to any third party, then (a) all outstanding shares of Class B Common Stock subject to such Transfer shall automatically be converted into shares of Class A Common Stock and (b) such shares may not be reissued by the Corporation; provided, however, that such shares of Class B Common Stock shall not automatically be converted into shares of Class A Common Stock as set forth in this Section 1(f)(i) if the Board, including all Class B Directors, determines that such Transfer shall not trigger such mandatory conversion. The date and time of such Transfer is referred to herein as the “Mandatory Conversion Time”.

(ii)	Procedural Requirements. All holders of record of shares of Class B Common Stock that will automatically convert upon a Transfer shall be sent written notice of the Mandatory Conversion Time pursuant to this Section 1(f). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class B Common Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class B Common Stock converted pursuant to Section 1(f)(i), including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 1(f)(ii). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class B Common Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash with respect to any declared but unpaid dividends on the shares of Class B Common Stock converted. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(g)	Acquired Shares. Any shares of Class B Common Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class B Common Stock.

(h)	Waiver. Any of the rights, powers, preferences and other terms of the Class B Common Stock set forth herein may be waived on behalf of all holders of Class B Common Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding or such greater percentage of holders of Class B Common Stock as may be expressly required in the Certificate of Incorporation.

(i)	Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Class A Common Stock or Class B Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Section 2.	Preferred Stock

(a)	The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in the Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

(b)	The Board is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series, and a certificate of designation shall be filed in accordance with the General Corporation Law. The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of the Certification of Incorporation or the Bylaws of the Corporation, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers (including voting power), qualifications, rights and privileges, all as the Board may deem advisable and as are not inconsistent with law and the provisions of the Certificate of Incorporation.

2.	The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Eric C. Blue, its Chairman, CEO and Chief Investment Officer, the 19th day of December 2019.

BRIDGEWAY NATIONAL CORP.

By:
Name:	Eric C. Blue
Title:	Chairman, CEO & Chief Investment Officer